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Exhibit 10.1

        Adopted by the Board on February 23, 2005

WESTERN GAS RESOURCES, INC.

AMENDED AND RESTATED DIRECTORS' HEALTH PLAN

        Western Gas Resources, Inc., a Delaware corporation, established the Western Gas Resources, Inc. Directors' Medical Insurance Plan, effective September 1, 1996, which is hereby renamed the Western Gas Resources, Inc. Amended and Restated Directors' Health Plan, for the benefit of certain current and former members of the board of directors of the Corporation. The benefits of this Plan are provided pursuant to Sections 104, 105 and 106 of the Code. The amendments made hereby are effective January 1, 2005, and the Plan is restated as follows:

        1.     Definitions.

          a.     Base Health Coverage means coverage substantially similar to benefits provided to the Executive Officers of the Corporation, from time to time, pursuant to the terms of the Corporation's group health plan(s) which provide medical benefits.

          b.     Change in Control means one or more of the following events, under the following guidelines:

            (i)    Change in Ownership. Any one person, or more than one person acting as a group (as defined in Paragraph 1.b.(iv)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation. However, if any one person or more than one person acting as a group is considered to own more than 50% of the total fair market value or total voting power of the stock of the Corporation, the acquisition of additional stock by the same person or persons shall not be considered to cause a change in the ownership of the Corporation (or to cause a change in the effective control of the Corporation, within the meaning of Paragraph 1.b.(ii)). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Corporation acquires its stock in exchange for property will be treated as an acquisition of stock for this purpose.

            (ii)   Change in Effective Control. Either (a) any one person, or more than one person acting as a group (as determined under Paragraph 1.b.(iv)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 35% or more of the total voting power of the stock of the Corporation, or (b) a majority of members of the Corporation's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation's board of directors prior to the date of the appointment or election;

            (iii)  Change in Ownership of a Substantial Portion of Assets. Any one person, or more than one person acting as a group (as determined in Paragraph 1.b.(iv)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, there is no Change in Control under this Paragraph 1.b.(iii) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation, as provided in Internal Revenue Service Notice 2005-1, A-14(b).

            (iv)  Persons Acting as a Group. For the purposes of this Paragraph 1.b., persons will be not be considered to be acting as a group solely because they purchase or own stock, or purchase assets, of the Corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are the owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with the Corporation. If a person, including an entity, owns stock in such a corporation and in the Corporation at a time that both of the corporations enter into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to, and to the extent of, the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

            (v)   Attribution. For purposes of this Paragraph 1.b., the attribution rules of Code Section 318 shall apply to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option shall not be considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Income Tax Regulations Sections 1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

            (vi)  Interpretation under Code Section 409A. The definition of Change in Control under this Paragraph 1.b. is intended to comply with applicable definitions and requirements of Code Section 409A(a)(1)(B)(2)(v) and Internal Revenue Service Notice 2005-1, Q&A 11-14, and shall be interpreted consistently therewith. Furthermore, to the extent that further Internal Revenue Service guidance, including notices, rulings, regulations, etc., are issued subsequent to such Notice 2005-1 and modify the applicable change in control event definitions and requirements, the definition herein of Change in Control shall be deemed to have been modified accordingly as of the effective date of such change as set forth in such guidance.

          c.     Code means the Internal Revenue Code of 1986, as amended.

          d.     Corporation means Western Gas Resources, Inc., a Delaware corporation, and any successor entity.

          e.     Director means each member of the Board of Directors of the Corporation as of January 1, 2005, and Lanny Outlaw, a former director of the Corporation, but shall not include any other past or future director.

          f.      Executive Officer means any Vice President, Executive Vice President and Chief Executive Officer of the Corporation.

          g.     Medigap Coverage means coverage pursuant to a Medigap policy or any other substantially similar coverage.

          h.     Participant means any Director or Spouse who is covered by a duly executed Participation Agreement, described in Paragraph 2 herein, which is received by the Corporation.

          i.      Plan means the Western Gas Resources, Inc. Amended and Restated Directors' Health Plan.

          j.      Spouse means an individual who, at any time during a Director's tenure as a director of the Corporation, is such Director's spouse under applicable state law, but excludes any such individual from and after the time, if any, that the individual becomes a former spouse of a Director (except due to the death of such Director).

          k.     Supplemental Coverage means coverage pursuant to one or more plans which provide medical coverage and benefits supplemental and secondary to those provided under the Participant's Base Health Coverage and/or other primary health coverage (including Medigap Coverage), and which is substantially similar to the current coverage provided to the Executive Officers of the Corporation under its Exec-U-Care plan (or other supplemental plan providing similar or expanded coverage which may subsequently be provided to the Executive Officers of the Corporation).

        2.     Eligibility and Participation. Subject to the conditions and limitations set forth herein, the Directors shall be eligible to elect coverage under this Plan as described in this Paragraph 2, effective January 1, 2005:

          a.     Current Participants. Directors and Spouses who were participating in the Plan as of January 1, 2005, shall automatically continue to participate; however, each participating Director shall confirm his coverage election by executing and submitting a Participation Agreement to the Corporation, substantially in the form attached as Exhibit A hereto, confirming: (1) Director-only coverage, (2) Director-plus-Spouse coverage, or (3) surviving Spouse coverage. Such confirmation election shall be submitted within thirty (30) days of approval of the Plan by the Corporation's board of directors.

          b.     Future Participants. A Director or surviving Spouse who was not participating in the Plan as of January 1, 2005 may elect to participate by timely executing and submitting a Participation Agreement to the Corporation, substantially in the form attached as Exhibit A hereto, electing: (1) Director-only coverage, (2) Director-plus-Spouse coverage, or (3) surviving Spouse coverage. An initial election to participate may be submitted within thirty (30) days of approval of the Plan by the Corporation's board of directors thereafter, on an annual basis during the Corporation's regular benefits enrollment period, the Corporation will send Participation Agreements to each Director or surviving spouse, if applicable, permitting such person to elect or amend such person's participation in the Plan. In the event that such annual Participation Agreement is not executed and submitted to the Corporation by any Director or surviving Spouse, as applicable, then the current participation status of such person shall remain in effect. In addition, each Director or surviving Spouse shall be entitled to submit a Participation Agreement at such other times as a change in election is permitted as set forth in the next paragraph.

          c.     Change in Election. A Director or surviving Spouse may change his or her election, or enroll, during the year, in the same manner as permitted for Executive Officers, due to: (1) a change in status, (2) Medicare eligibility or entitlement, (3) a change in the cost of coverage, or (4) a change in the coverage under the employer's plan of the Director's Spouse. In the event a Director who has elected Director-plus-Spouse coverage dies, such Participant's covered Spouse shall automatically continue coverage under this Plan, and may change coverage in the same manner and for its same reasons as a Director, as previously set forth.

          d.     No Compromise or Waiver of Rights. If any Director or surviving Spouse is at any time during his and/or her lifetime ineligible for the benefits hereunder (e.g., due to coverage under another employer-sponsored health plan), such ineligibility will not waive or compromise such person's entitlement to elect participation at a future time when such restriction on eligibility no longer exists. If any Director or surviving Spouse at any time elects not to complete a Participation Agreement, such election will not constitute a waiver of such person's entitlement to elect participation at a future time.

        3.     Health Benefit Coverage.

          a.     Active Directors. The Corporation shall continue to provide the elected coverage to each Director and covered Spouse who was a Participant as of January 1, 2005, based upon such

  Director's confirmation of elected coverage. If a Director who is serving on the Board of Directors and who was not a Participant as of January 1, 2005 elects coverage pursuant to Paragraph 2, the Corporation shall provide such Participant and covered Spouse, if any, with the elected Base Health Coverage and/or Supplemental Coverage.

          b.     Retired Directors.

            (i)    Retired Director Under Medicare Eligibility Age. [Except as provided in Paragraph 3.b.(iv),] if a Director who is under the Medicare eligibility age and retired from the Board of Directors elects coverage pursuant to Paragraph 2, the Corporation shall provide such Director and covered Spouse, if any (provided such covered Spouse is under the Medicare eligibility age) with the elected Base Health Coverage and/or Supplemental Coverage. If such covered Spouse has attained the Medicare eligibility age, such Spouse shall obtain her own Medigap Coverage and the Corporation shall provide her with Supplemental Coverage.

            (ii)   Retired Director with Covered Spouse Who Has Attained Medicare Eligibility Age or Older. If a Director who has attained the Medicare eligibility age or older and retired from the Board of Directors elects coverage pursuant to Paragraph 2, each such retired Director and his covered Spouse, if any (if such Spouse has attained the Medicare eligibility age or older) shall obtain his or her own Medigap Coverage and shall not receive Base Health Coverage. The Corporation shall provide each such Participant with Supplemental Coverage.

            (iii)  Retired Director Who Has Attained Medicare Eligibility Age or Older with Covered Spouse Under Medicare Eligibility Age. If a Director who has attained the Medicare eligibility age or older and retired from the Board of Directors, and who has elected or confirmed coverage pursuant to Paragraph 2, has a Spouse who is under the Medicare eligibility age, (a) such retired Director shall obtain his own Medigap Coverage and the Corporation shall provide such Director with Supplemental Coverage, and (b) except as otherwise provided in Paragraph 3.b.(iv), the Corporation shall provide such covered Spouse with elected Base Health Coverage and/or Supplemental Coverage.

            (iv)  Retired Director or Spouse Under Medicare Eligibility Age with Employer-Sponsored Coverage.

              (a)   Retired Director Under Medicare Eligibility Age and Coverage Provided by the Employer of Retired Director. In the event that a retired Director is:

                (1)   under the Medicare eligibility age,

                (2)   entitled to participate in an employer-sponsored health plan which offers coverage for the Director and his Spouse, if any, and

                (3)   the retired Director is obligated to bear less than one-half of the cost of such coverage,

      then such health plan shall be the primary health coverage for such retired Director and covered Spouse, if any. In addition, unless coverage substantially similar to Supplemental Coverage is provided by such employer for the Director and his Spouse, if any, the Corporation shall provide such retired Director and covered Spouse, if any, with Supplemental Coverage.

              In the event that the employer-sponsored health plan and/or coverage substantially similar Supplemental Coverage is provided solely to the Director, the Director's Spouse, if any, shall be entitled to receive Base Health Coverage, Medigap Coverage, and/or Supplemental Coverage, as applicable, under the Plan.

              (b)   Spouse Under Medicare Eligibility Age and Coverage Provided by the Employer of the Spouse of the Retired Director. In the event that a Spouse of a retired Director is:

                (1)   under the Medicare eligibility age,

                (2)   entitled to participate in an employer-sponsored health plan which offers coverage for the Director's Spouse and the retired Director, and

                (3)   the retired Director's Spouse is obligated to bear less than one-half of the cost of such coverage,

      then such health plan shall be the primary health coverage for such retired Director's Spouse and, if the retired Director does not have Medigap Coverage, such Director. In addition, unless coverage substantially similar to Supplemental Coverage is provided by such employer for the retired Director's Spouse and the retired Director, the Corporation shall provide such retired Director's Spouse and retired Director with Supplemental Coverage.

              In the event that the employer-sponsored health plan and/or coverage substantially similar to Supplemental Coverage is provided solely to the retired Director's Spouse, the retired Director shall be entitled to receive Base Health Coverage, Medigap Coverage, and/or Supplemental Coverage, as applicable, under the Plan.

          c.     Funding, Etc. Except as provided in Paragraphs 7 and 8, the type of funding, the coverage and the provider(s) for the Base Health Coverage and the Supplemental Coverage shall be determined and may be changed from time to time, by the Board in its sole discretion.

        4.     Pre-existing Condition Limitations. Each Participant's coverage under the Plan shall be subject to such pre-existing condition provisions as set forth in the documents governing the Participant's Base Health Coverage, primary health coverage and Supplemental Coverage.

        5.     Payment of Premiums.

          a.     Base Health Coverage and Supplemental Coverage. For Base Health Coverage and/or Supplemental Coverage, the Corporation shall pay the entire premium for any insured coverage and the Participant (or his covered surviving Spouse) shall reimburse (or, in the case of coverage which is self-funded by the Corporation, shall pay to) the Corporation, in the manner set forth in Paragraph 5.d., the portion of the cost of health coverage equal to the then current amount paid by an Executive Officer for the coverage selected. In the case of a covered surviving Spouse, the amount shall be the cost for an Executive Officer for employee only coverage.

          b.     Medigap Coverage. For Medigap Coverage, a Participant (or his covered surviving Spouse) shall be responsible for paying the premium. The Corporation shall reimburse each such Participant (or his covered surviving Spouse) the amount described in Paragraph 5.c., and in the manner described in Paragraph 5.d., towards the cost of the health insurance premiums for the Medigap Coverage obtained.

          c.     Corporation's Share of Costs.

            (i)    Cost of Coverage for Paragraph 5.a. The costs paid by the Corporation for the coverage in Paragraph 5.a. shall be the difference between the total cost of coverage and the amount paid by the Director (or his covered surviving Spouse).

            (ii)   Cost of Coverage for Paragraph 5.b. The costs paid by the Corporation for the coverage in Paragraph 5.b. shall be the difference between the total cost of coverage and the lowest then current amount paid by an Executive Officer for any Base Health Coverage then offered by the Corporation, for the same level of coverage (i.e., employee only, or employee plus spouse coverage). In the case of a covered surviving Spouse, the lowest then current amount shall be the lowest such cost for employee only coverage.

          d.     Reimbursements.

            (i)    To the Corporation. In the event the Corporation pays costs for coverage which is to be paid all or in part by a Director or surviving Spouse, such person shall repay that person's share of costs to the Corporation within thirty (30) days of the date the Corporation sends an invoice to such person (at such person's last known address in the records of the Corporation) or may, by mutual agreement, be withheld from fees payable to the Directors by the Corporation. In the event an invoice is not paid within sixty (60) days after the invoice was sent, the Corporation may terminate coverage under the Plan for the related Participant(s). The date reflected on the invoice shall be presumed to be the date the invoice was sent, in the absence of clear and convincing evidence that it was not sent on such date and reasonable evidence of the date actually sent is provided.

            (ii)   From the Corporation. The Corporation shall reimburse any amount paid by the Director or surviving Spouse for such costs within thirty (30) days after such person submits evidence of payment to the Corporation on such form(s) and with such supporting documentation as the Corporation determines to be appropriate, but no later than sixty (60) days after the end of the calendar year of the payment.

        6.     Continuation of Benefits. Benefits shall continue under this Plan for the life of the Director and the Director's Spouse.

        7.     No Reduction in Benefits. This Plan is established with the intention of being maintained for an indefinite period of time and is maintained for the exclusive benefit of the individuals eligible to participate. Except as required by law, the benefits provided under this Plan, including but not limited to, [the type of coverage, level of coverage, copayment amounts, deductible amounts, and coinsurance requirements, even if reduced for Executive Officers under coverage provided by the Corporation], may not be reduced or terminated, without the consent of all affected eligible Directors and Spouses.

        8.     Change in Control. If a Change in Control occurs, the Corporation or its successor entity shall provide eligible Directors and Spouses with Base Health Coverage, Supplemental Coverage and Medigap Coverage substantially similar to the most favorable health benefits coverage provided to the executive officers of the Corporation, the successor entity, if any, or any affiliate of the successor entity determined under rules similar to the rules of Code Sections 414(b) and (c), provided that such coverage may not be substantially less than the coverage received by Participants immediately prior to the Change in Control.

        9.     Claims Review Procedure(s). The claims procedures under this Plan for obtaining benefits shall be the same as, and are set forth, in the description of benefits under each health plan document, which shall be provided separately to each Participant.

        10.   Federal Income Taxation. The premiums paid or reimbursed by the Corporation for health benefits payable under the Plan shall be included in gross income pursuant to Code Section 104 and shall be reported as taxable income on an Internal Revenue Service Form 1099 (or other applicable form) to the Director or the surviving Spouse, as applicable, except to the extent the payments or reimbursements are for Medigap Coverage or insured benefits provided by the Corporation to Directors who are former employees of the Corporation, or their Spouses, and which are excludible from income under Code Sections 105 or 106.

        11.   No COBRA coverage. No continuation coverage under COBRA applies to benefits under this Plan.

        12.   Policies, Rules and Procedures. The Corporation may establish such policies, rules and procedures as it deems appropriate for the administration of the Plan.

        13.   Interpretation and Decisions. The Corporation shall have the full power, in its sole discretion, to interpret the provisions of, and render decisions on the administration of, the Plan. The purpose of this Plan being to provide health care benefits to the Directors, any ambiguity that may exist herein shall be interpreted liberally in favor of providing such benefits.

        14.   Effective Date. This Plan is a continuation and clarification of various provisions of the Plan, which was established effective September 1, 1996. The terms of this Amended and Restated Directors' Health Plan shall be effective from and after January 1, 2005. This Plan supersedes all prior plans or agreements concerning the benefits provided under this Plan.

        The undersigned, John C. Walter, hereby certifies that he is the duly elected and acting Secretary of Western Gas Resources, Inc. and that the foregoing Amended and Restated Plan was adopted by the Board of Directors of the Corporation on the 23rd day of February, 2005.

/s/ JOHN C. WALTER Print Name: John C. Walter Date: 2/24/05

EXHIBIT A
PARTICIPATION AGREEMENT
FOR THE
WESTERN GAS RESOURCES, INC. DIRECTORS' HEALTH PLAN

        The undersigned member or former member of the Board of Directors of Western Gas Resources, Inc. ("Corporation"), or surviving Spouse of such member, hereby elects to participate in the Western Gas Resources, Inc. Directors' Health Plan ("Plan") for the coverage option selected below.

        The undersigned also acknowledges receipt of a copy of the Plan, and agrees to be bound by the terms thereof.

        Coverage option(s) selected for Plan year 200  :

    Director only
    My birthdate is                        . I am electing the following coverage(s):

      Base Health and Exec-U-Care Coverage
      Exec-U-Care Coverage only
      Medigap reimbursement and Exec-U-Care Coverage (for a retired Director age 65 or older)

    Director plus Spouse
    My birthdate is                        . My Spouse's birthdate is                        . I am electing the following coverage(s):

  Director Spouse

      Base Health and Exec-U-Care Coverage
      Exec-U-Care Coverage only
      Medigap reimbursement and Exec-U-Care Coverage (for a retired Director and/or a covered Spouse age 65 or older)

    Surviving Spouse
    My birthdate is                        . I am electing the following coverage(s):

      Base Health and Exec-U-Care Coverage
      Exec-U-Care Coverage only
      Medigap reimbursement and Exec-U-Care Coverage (for a surviving Spouse age 65 or older)

Participant's/Surviving Spouse's Signature	Date
Received by the Corporation:
by:	Signature Print Name: Title: Date received:

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WESTERN GAS RESOURCES, INC. AMENDED AND RESTATED DIRECTORS' HEALTH PLAN